Exhibit 16.1

SAM KAN & COMPANY

1151 Harbor Bay Pkwy., Suite 202

Alameda, CA 94502

September 6, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: NOHO, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated September 6, 2013, of NOHO, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very Truly Yours,

/s/ Sam Kan & Company